UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

[REGISTRANT] ING Variable Portfolios, Inc ING Strategic Allocation Portfolios, Inc. ING Balanced Portfolio, Inc. ING Intermediate Bond Portfolio ING Money Market Portfolio ING Variable Funds
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

ING U.S. Investment Management

Client Talking Points	March 18, 2013

ING INVESTORS TRUST ING PARTNERS, INC. ING VARIABLE INSURANCE TRUST ING VARIABLE PRODUCTS TRUST (the “Group 1 Registrants”)

ING BALANCED PORTFOLIOS, INC.

ING INTERMEDIATE BOND PORTFOLIO

ING MONEY MARKET PORTFOLIO

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

ING VARIABLE FUNDS

ING VARIABLE PORTFOLIOS, INC.

(the “Group 2 Registrants”)

(collectively, the “Registrants”)

Capitalized terms used but not defined herein have the meanings assigned to them in the Proxy Statements dated March 18, 2013.

The Boards for the Registrants and each portfolio organized as a series of the Registrants (each a “Portfolio,” and collectively, the “Portfolios”) have scheduled a meeting of shareholders (the “Shareholder Meeting”) for April 22, 2013.

Why is a shareholder meeting being held?

Pursuant to an agreement with the European Commission, ING Groep N.V. (“ING Groep”) has announced its intention to divest ING U.S., Inc. (“ING U.S.”), a wholly owned, indirect subsidiary of ING Groep and a parent company of Directed Services LLC (“DSL”), ING Investments, LLC (“ING Investments”), and ING Investment Management Co. LLC (“ING IM”), each an investment adviser or sub-adviser to one or more of the Portfolios (such divestment, the “Separation Plan”). ING Groep has announced that the base case for divesting ING U.S. is an initial public offering of ING U.S. common stock (the “IPO”), in which ING Groep anticipates selling a portion of its ownership interest in ING U.S. and thereafter divesting its remaining ownership over time. While the base case for the Separation Plan is the IPO, all options remain open and it is possible that ING Groep’s divestment of ING U.S. may take place by means of a sale to a single buyer or group of buyers.

The Portfolios are subject to the Investment Company Act of 1940, as amended (the “1940 Act”), which provides that any investment advisory agreement, including any sub-advisory agreement, must terminate automatically upon its “assignment.” As used in the 1940 Act, the term “assignment” includes any transfer of a controlling block of outstanding voting securities of an adviser or the parent company of an adviser. Such a transfer is often referred to as a “Change of Control Event.” It is anticipated that one or more of the transactions contemplated by the Separation Plan will be deemed a Change of Control Event. To ensure that ING Investments, DSL, and ING IM may continue to provide advisory and sub-advisory services to the Portfolios without interruption, the Shareholder Meeting is called to, among other things, approve new advisory and sub-advisory agreements.

At the Shareholder Meeting, shareholders will also be asked to approve a number of other proposals, including the election of 13 nominees to the Board. Shareholders of certain Portfolios will also be asked to approve an amended advisory fee structure that could increase the advisory fee. In addition, shareholders of certain Portfolios will be asked to approve a new investment sub-advisory agreement with ING IM. Shareholders of each Portfolio will be asked to approve a modification to the current “manager-of-managers” policy, which would permit ING Investments and DSL, subject to prior approval by the Board, to enter into or materially amend sub-advisory agreements with wholly owned sub-advisers. Finally, shareholders of ING Money Market Portfolio will be asked to approve change to its fundamental investment policy governing concentration.

Will the Separation Plan change how the Portfolios are managed?

The Separation Plan is not anticipated to result in any changes to the management of the Portfolios. If shareholders approve the advisory and sub-advisory agreements described in Proposals One through Four with respect to the Group 1 Registrants or in Proposals One and Two of the Group 2 Registrants (the “Separation Plan Proposals”), the portfolio managers are expected to continue to provide for the day-to-day management of the Portfolios. In addition, the personnel responsible for the management operations of the Portfolios, including the Portfolios’ officers, are not expected to change as a result of the Separation Plan.

The Separation Plan will not result in any change to the investment objective or the investment strategies of any Portfolio; however, the names of the Portfolios may change in the future to reflect a change in name of the Advisers or ING IM. The brand or company name under which ING U.S. and its subsidiaries will operate is currently being evaluated and will be announced at a later date. Shareholders will be notified of any change in the portfolio managers, the investment objective, the investment strategies, or the name of a Portfolio.

Will the Separation Plan change the advisory fees charged to the Portfolios?

No changes to the advisory fees charged to the Portfolios are proposed in connection with the Separation Plan Proposals; however, if shareholders of the Amended Fee Portfolios approve the Amended Fee Structure, the advisory fee for the Amended Fee Portfolios could increase.

What is Proposal to Amend the Advisory Fee Structure of the Amended Fee Portfolios?

Shareholders of the Amended Fee Portfolios are asked to approve a new investment advisory fee structure (the “Amended Fee Structure”), which would modify the fees payable to DSL. Under the proposed Amended Fee Structure, the current fee rate would continue to be charged with respect to assets invested in underlying funds in the ING Fund Complex (“Underlying Funds”), but a higher fee would be charged on assets invested in other types of securities (“Direct Investments”).

The Amended Fee Structure is proposed in connection with a recent change in the Amended Fee Portfolios’ principal investment strategies, which permits the Amended Fee Portfolios to invest to a greater extent in Direct Investments, specifically ETFs. If shareholders approve this Proposal, the Amended Fee Structure would be effective April 30, 2013 or upon shareholder approval, whichever is later.

What is the proposed Amended Fee Structure?

Currently, each Amended Fee Portfolio pays an advisory fee at an annual rate equal to 0.10% of the portfolio’s average daily net assets (the “Asset Allocation Fee”). If this Proposal were approved by shareholders, each Amended Fee Portfolio would pay an advisory fee equal to 0.10% of the portfolio’s average daily net assets invested in Underlying Funds and 0.30% of the portfolio’s average daily net assets invested in Direct Investments. If an Amended Fee Portfolio were to invest 20% of its assets in Direct Investments including ETFs, it is estimated that the advisory fee would be 0.14% of the Amended Fee Portfolio’s average daily net assets.

If shareholders approve the Amended Fee Structure, DSL would be contractually obligated to limit expenses as indicated in the table that follows through at least May 1, 2018; the obligation would include Acquired Fund Fees and Expenses, but would not extend to interest, taxes, brokerage commissions, and extraordinary expenses. Under this contractual obligation, it is anticipated that under most potential investment scenarios, but not all potential scenarios, the Amended Fee Portfolios’ ordinary operating expenses, including Acquired Portfolio Fees and Expenses, will not increase for so long as the contractual commitment to limit expenses is in place.  After May 1, 2018, the annual portfolio operating expenses may increase.

Portfolio	Proposed Expense Limitation (%)	Portfolio	Proposed Expense Limitation (%)
ING Index Solution 2015 Portfolio	Class ADV: 1.02 Class I: 0.52 Class S: 0.77 Class S2: 0.92 Class T: 1.22	ING Solution 2025 Portfolio	Class ADV: 1.30 Class I: 0.80 Class S: 1.05 Class S2: 1.20 Class T: 1.50
ING Index Solution 2020 Portfolio	Class ADV: 1.01 Class I: 0.51 Class S: 0.76 Class S2: 0.91 Class T: 1.21	ING Solution 2030 Portfolio	Class ADV: 1.33 Class I: 0.83 Class S: 1.08 Class S2: 1.23 Class T: 1.53
ING Index Solution 2025 Portfolio	Class ADV: 1.01 Class I: 0.51 Class S: 0.76	ING Solution 2035 Portfolio	Class ADV: 1.37 Class I: 0.87 Class S: 1.12

Portfolio	Proposed Expense Limitation (%)	Portfolio	Proposed Expense Limitation (%)
	Class S2: 0.91 Class T: 1.21		Class S2: 1.27 Class T: 1.57
ING Index Solution 2030 Portfolio	Class ADV: 1.01 Class I: 0.51 Class S: 0.76 Class S2: 0.91 Class T: 1.21	ING Solution 2040 Portfolio	Class ADV: 1.38 Class I: 0.88 Class S: 1.13 Class S2: 1.28 Class T: 1.58
ING Index Solution 2035 Portfolio	Class ADV: 1.01 Class I: 0.51 Class S: 0.76 Class S2: 0.91 Class T: 1.21	ING Solution 2045 Portfolio	Class ADV: 1.39 Class I: 0.89 Class S: 1.14 Class S2: 1.29 Class T: 1.59
ING Index Solution 2040 Portfolio	Class ADV: 1.00 Class I: 0.50 Class S: 0.75 Class S2: 0.90 Class T: 1.20	ING Solution 2050 Portfolio	Class ADV: 1.39 Class I: 0.89 Class S: 1.14 Class S2: 1.29 Class T: 1.59
ING Index Solution 2045 Portfolio	Class ADV: 1.01 Class I: 0.51 Class S: 0.76 Class S2: 0.91 Class T: 1.21	ING Solution 2055 Portfolio	Class ADV: 1.39 Class I: 0.89 Class S: 1.14 Class S2: 1.29 Class T: 1.59
ING Index Solution 2050 Portfolio	Class ADV: 1.01 Class I: 0.51 Class S: 0.76 Class S2: 0.91 Class T: 1.21	ING Solution Aggressive Growth Portfolio	Class ADV: 1.38 Class I: 0.88 Class S: 1.13 Class S2: 1.28
ING Index Solution 2055 Portfolio	Class ADV: 1.01 Class I: 0.51 Class S: 0.76 Class S2: 0.91 Class T: 1.21	ING Solution Conservative Portfolio	Class ADV: 1.16 Class I: 0.66 Class S: 0.91 Class S2: 1.06
ING Index Solution Income Portfolio	Class ADV: 1.01 Class I: 0.51 Class S: 0.76 Class S2: 0.91 Class T: 1.21	ING Solution Growth Portfolio	Class ADV: 1.30 Class I: 0.80 Class S: 1.05 Class S2: 1.20
ING Solution 2015 Portfolio	Class ADV: 1.23 Class I: 0.73 Class S: 0.98 Class S2: 1.13 Class T: 1.43	ING Solution Income Portfolio	Class ADV: 1.18 Class I: 0.68 Class S: 0.93 Class S2: 1.08 Class T: 1.38
ING Solution 2020 Portfolio	Class ADV: 1.26 Class I: 0.76 Class S: 1.01 Class S2: 1.16 Class T: 1.46	ING Solution Moderate Portfolio	Class ADV: 1.24 Class I: 0.74 Class S: 0.99 Class S2: 1.14

Who is nominated to the Board?

The Boards have nominated 13 individuals (each a “Nominee,” and collectively, the “Nominees”) for election as Directors/Trustees of the Registrants. Shareholders are asked to elect the Nominees as Directors/Trustees, effective on May 21, 2013 or upon shareholder approval, whichever is later (the “Election Effective Date”) each to serve until their death, resignation, or retirement, or until a successor is duly elected and qualified.

The Nominees include Colleen D. Baldwin, John V. Boyer, Patricia W. Chadwick, Dr. Albert E. DePrince, Jr., Peter S. Drotch, J. Michael Earley, Martin J. Gavin, Russell H. Jones, Patrick W. Kenny, Joseph Obermeyer Sheryl K. Pressler, Roger B. Vincent, and Shaun P. Mathews. Each Nominee with the exception of Mr. Mathews is an independent or disinterested person, which means they are not “interested persons” of the Registrants, as defined in the 1940 Act. Such individuals are commonly referred to as “Independent Directors/Trustees.”

How will the New ING IM Sub-Advisory Agreement affect the management of the New ING IM Portfolios?

Currently, DSL manages the investments of each New ING IM Portfolio’s assets directly without the use of an investment sub-adviser. DSL has proposed, and the Board has approved, ING IM’s engagement as a sub-adviser to the New ING IM Portfolios, pending shareholder approval of a new sub-advisory agreement between DSL and ING IM (the “Proposed Sub-Advisory Agreement”). If shareholders approve this Proposal, ING IM would be directly responsible for the day-to-day management of the New ING IM Portfolios’ assets. DSL, and not the New ING IM Portfolios, would be responsible for paying any fees due under the Proposed Sub-Advisory Agreement. If approved by shareholders, the Proposed Sub-Advisory Agreement would be effective April 30, 2013 or upon shareholder approval, whichever is later.

If approved by a New ING IM Portfolio’s shareholders, ING IM will serve as sub-adviser to that New ING IM Portfolio. The persons currently serving as members of the Investment Committee for the New ING IM Portfolios are associated persons of both DSL and ING IM and are expected to continue to provide services to the New ING IM Portfolios after the implementation of this Proposal.

What is the approval  of a policy to permit appointing wholly owned sub-advisers without shareholder approval?

The MoM Portfolios and the Advisers have received an exemptive order from the SEC to permit the Advisers, with the approval of the Board, to enter into or materially amend sub-advisory agreements with unaffiliated sub-advisers, without submitting the agreement to a vote of shareholders (the “Existing Relief”). A fund operating in this manner is commonly referred to as a “Manager-of-Managers Portfolio.” Shareholders of the MoM Portfolios have previously voted to permit the MoM Portfolios to operate as Manager-of-Managers Portfolios.

In January 2013, the MoM Portfolios and the Advisers filed an application for exemptive relief requesting a modification of the Existing Relief to permit the Advisers, with the approval of the Board, to enter into or materially amend sub-advisory agreements with certain wholly owned sub-advisers, without submitting the sub-advisory agreement to a vote of shareholders (the “Amended Relief”). Together, the Existing and Amended Relief would permit the Advisers to enter into and materially amend sub-advisory agreements with: (1) an indirect or direct “wholly-owned subsidiary” (as such term is defined in the 1940 Act) of the Adviser for that MoM Portfolio; (2) a sister company of the Adviser for that MoM Portfolio that is an indirect or direct “wholly-owned subsidiary” (as such term is defined in the 1940 Act) of the same company that indirectly or directly wholly owns the Adviser (each of (1) and (2) a “Wholly Owned Sub-Adviser” and collectively, the “Wholly Owned Sub-Advisers”); or (3) sub-advisers that are not “affiliated persons” (as defined in the 1940 Act) of the Advisers, other than by reason of serving as a sub-adviser to the MoM Portfolios (collectively, with the Wholly Owned Sub-Advisers, “Eligible Sub-Advisers”). Other mutual fund complexes have obtained exemptive relief similar to the Amended Relief; however, there can be no assurance that the SEC will issue an order based on the MoM Portfolios’ exemptive application.

Pursuant to the conditions proposed in the Amended Relief, the MoM Portfolios would not be permitted to rely on the Amended Relief unless, among other things, shareholders have approved a policy permitting the Advisers to enter into and materially amend any sub-advisory agreements with Wholly Owned Sub-Advisers without shareholder approval of the arrangement (the “Modified Manager-of-Managers Policy”). Shareholders are therefore asked to approve operation of the MoM Portfolios in accordance with the Modified Manager-of-Managers Policy. If this Policy were approved by shareholders, the MoM Portfolios would continue to seek shareholder approval of new or amended sub-advisory agreements with Wholly Owned Sub-Advisers unless and until the exemptive order requested by the Amended Relief is issued by the SEC.

***

Contents of this communication may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements that cannot be shared with clients, prospective clients or current investors of ING investment products.  The information presented has been obtained from sources ING Investment Management (“ING IM”) deems to be reliable, however, this data is subject to unintentional errors, omissions and changes prior to distribution without notice.  This information is provided to ING IM employees for internal or educational use only and cannot be used as sales or marketing material, nor can it be distributed outside of the firm.  Please only use compliance-approved marketing materials with clients and prospects.  These materials contain compliant sales language, appropriate risk disclosures and other relevant disclaimers that provide a sound basis for evaluating our investment products and services.  This information cannot be reproduced in whole or in part in any manner without the prior permission of an ING IM Compliance Officer.

CID -